Exhibit 99.1

News Release

	Contact:	Tim Paynter
703-280-2720 (office)
571-835-0771 (mobile)
Timothy.Paynter@ngc.com

David Abney Joins Northrop Grumman Board of Directors

FALLS CHURCH, Va. - June 10, 2020 - Northrop Grumman Corporation (NYSE: NOC) announced it has elected David Abney to its board of directors. Abney is the executive chairman of the UPS board of directors, and served as the chief executive officer of UPS from 2014 until May 2020.
“David is an accomplished and respected business leader and is a great addition to our board,” said Kathy Warden, chairman, chief executive officer and president, Northrop Grumman. “His experience leading a complex, global business will be extremely valuable as we continue to position our company for long-term growth.”
Abney served as UPS’s chief operating officer prior to becoming chief executive officer, overseeing all facets of UPS's global transportation network. Prior to this, he was president of UPS International, where he led the company's growth in its global logistics capabilities.
Abney also serves on the board of Macy's, Inc. and the board of Catalyst, an organization working to accelerate and advance women into senior leadership and board positions. He also serves as a Trustee of The UPS Foundation and the Annie E. Casey Foundation.
Northrop Grumman solves the toughest problems in space, aeronautics, defense and cyberspace to meet the ever evolving needs of our customers worldwide. Our 90,000 employees define possible every day using science, technology and engineering to create and deliver advanced systems, products and services.

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Northrop Grumman Corporation
2980 Fairview Park Drive Falls Church, VA 22042-4511
news.northropgrumman.com